Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul K.Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Tender Offer and Consent Solicitation

in Connection with its 9 3/4% Senior Subordinated Notes due 2009

RICHMOND, Virginia (April 29, 2004) — Cadmus Communications Corporation (“Cadmus” or “the Company”) announced today that it has commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of its $125.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2009 (the “Notes”) (CUSIP# 127587 AB9).

The Offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, May 26, 2004, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on Wednesday, May 12, 2004 (the “Consent Date”). Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate substantially all of the restrictive covenants. Holders may not tender their Notes without delivering consents, nor may they deliver consents without tendering their Notes.

Holders who validly tender their Notes by the Consent Date will receive the total consideration of $1,052.50 per $1,000 principal amount of Notes (if such notes are accepted for purchase). The total consideration includes a consent payment of $30 per $1,000 principal amount of Notes. Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive as payment for the Notes $1,022.50 per $1,000 principal amount of Notes (if such Notes are accepted for purchase), which is the total consideration less the $30 per $1,000 consent payment. In either case, Holders who validly tender their Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes (if such Notes are accepted for purchase).

The Offer is subject to the satisfaction of certain conditions, including the Company’s receipt of tenders of Notes representing a majority of the principal amount of the Notes outstanding and the Company having obtained financing on such terms and in such amount as it may determine in its sole discretion, each as described in more detail in the Company’s Offer to Purchase and Consent Solicitation Statement dated April 29, 2004. The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement, copies of which may be obtained from D. F. King & Co., Inc., the information agent for the Offer, at (888) 869-7406 (US toll-free) or (212) 269-5550 (collect).

The Company has engaged Wachovia Securities and Banc of America Securities LLC to act as dealer managers and solicitation agents in connection with the Offer. Questions regarding the Offer may be directed to Wachovia Securities’ Liability Management Group at (866) 309-6316 (U.S. toll-free) or (704) 715-8341 (collect) or Banc of America Securities LLC’s High Yield Special Products Group at (888) 292-0070 (U.S. toll-free) or (212) 847-5834 (collect).

The announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 29, 2004.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.